 Exhibit 7.1

February 12, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by American Virtual Cloud Technologies, Inc. under Item 4.02 of its Form 8-K dated February 8, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of February 8, 2021 contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp